Exhibit 5.1

February 13, 2013

Procera Networks, Inc.

4121 Clipper Court

Fremont, CA 94538

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

You have requested our opinion as to the matters set forth below in connection with the filing by Procera Networks, Inc., a Nevada corporation (the “Company”) of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering for resale from time to time by certain stockholders of the Company named in the Registration Statement of up to 825,060 shares of the Company’s common stock, par value $0.001 (the “Shares”).

In connection with this opinion, we have examined the Registration Statement, a photocopy of your Articles of Incorporation, as amended, Bylaws, and the corporate actions of the Company that authorize or ratify the issuance of the Shares, and such other documents, records, certificates, and other instruments as we deem necessary as a basis for this opinion. As to certain matters of fact that are material to our opinion, we have relied upon the representations, warranties, and statements of fact of the Company contained in the Registration Statement, including any documents referenced therein, and on certain factual statements contained within a certificate of an officer of the Company issued to us in connection with this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals; the conformity to the originals of all documents submitted to us as copies thereof; the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof; receipt by the Company of the full amount of the consideration for which the board of directors of the Company authorized the issuance of the Shares; the Company will issue a share certificate or certificates to each purchaser of the Shares certifying the number of Shares held by such purchaser, or such Shares will be registered by book entry registration in the name of the purchaser, if uncertificated; and that the Company has complied, and will comply, with all securities laws and regulations and “blue sky” laws applicable to the issuance of the Shares. Our opinions set forth below are limited to the laws of the State of Nevada, including reported judicial decisions interpreting those laws.

Our opinion herein is expressed solely with respect to the Nevada General Corporation Law. We express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

Procera Networks, Inc.

February 13, 2013

On the basis of the foregoing, and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that the Shares have been validly issued, fully paid and nonassessable.

Although we have acted as special Nevada counsel to the Company in connection with this opinion letter, our engagement is limited and there may exist matters of a legal nature about which we have not been consulted. This opinion letter is limited to the matters stated herein and no opinions may be implied or inferred beyond the matters expressly stated herein. The opinions expressed herein are as of the date hereof, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations thereunder.

Sincerely,

/s/ McDonald Carano Wilson LLP

McDonald Carano Wilson LLP